United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

March 3, 2014 (February 28, 2014)

Date of Report (Date of earliest event reported)

Overseas Shipholding Group, Inc.

(Exact Name of Registrant as Specified in Charter)

 1-6479-1

Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 Avenue of the Americas

New York, New York  10019

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry Into a Material Definitive Agreement.

As previously reported, on November 14, 2012, Overseas Shipholding Group, Inc. (“OSG” or the “Company”) and certain of its subsidiaries (together with OSG, the “Debtors”) filed voluntary petitions for reorganization under Title 11 of the U.S. Code (the “Bankruptcy Code”) in the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

As previously reported, on February 12, 2014, the Debtors entered into a plan support agreement, which was subsequently amended on February 27, 2014 (as amended, the “Plan Support Agreement”) among the Debtors and certain of the lenders (the “Consenting Lenders”) holding an aggregate of approximately 60% of amounts outstanding under the Company’s $1.5 billion credit agreement, dated as of February 9, 2006 (as amended, the “Credit Agreement”). As a result of additional lenders executing the Plan Support Agreement, lenders holding approximately 72% of amounts outstanding under the Credit Agreement are now Consenting Lenders. The Plan Support Agreement requires such Consenting Lenders to support and vote in favor of a proposed plan of reorganization of the Debtors (the “Plan”) consistent with the terms and conditions set forth in the term sheet attached as an exhibit to and incorporated into the Plan Support Agreement (as amended pursuant to the amended Plan Support Agreement, the “Term Sheet”). The Term Sheet provides, among other things, that pursuant to the Plan, the Company will raise $300 million through a rights offering (the “Rights Offering”) to purchase stock and warrants of reorganized OSG (the “Rights Offering Securities”) to be made to the holders of claims arising out of the Credit Agreement, which Rights Offering will be back-stopped by the Consenting Lenders, their designees or their assignees.

On February 28, 2014, the Debtors and the Consenting Lenders (each Consenting Lender, a “Commitment Party”) entered into an equity commitment agreement dated February 28, 2014 (the “Equity Commitment Agreement”) setting forth, among other things, the terms of the Rights Offering. Under the Rights Offering, each lender who is the beneficial owner of claims arising out of the Credit Agreement as of the date specified in the procedures with respect to the Rights Offering (the “Rights Offering Procedures”, the form of which are set forth in the Equity Commitment Agreement) that are approved by the Bankruptcy Court (each such lender, an “Eligible Participant”) will be offered the right to purchase up to its pro rata share of Rights Offering Securities for $19.51 per share or warrant. Each Eligible Participant will also be offered the right to purchase Rights Offering Securities in an oversubscription rights offering, subject to certain limitations and caps, in the event that other Eligible Participants do not elect to purchase their pro rata share of Rights Offering Securities in connection with the Rights Offering (such rights, the “Unsubscribed Rights”). To ensure that OSG raises $300 million in connection with the Rights Offering, the Equity Commitment Agreement further provides that each Commitment Party has committed to subscribe for any Unsubscribed Rights in proportion to its Subscription Commitment Percentage (as defined in the Equity Commitment Agreement). Subject to Bankruptcy Court’s approval, in consideration for entering into this commitment, the Commitment Parties will receive (i) a fee paid promptly following the effective date of the Plan allocated among the Commitment Parties, at each Commitment Party’s option, either in the form of (x) shares or warrants of reorganized OSG, equal to 5% of the aggregate amount raised in the Rights Offering or (y) the cash equivalent thereof and (ii) reimbursement of all reasonably documented out-of-pocket costs and expenses. If the transactions contemplated by the Equity Commitment Agreement are consummated, OSG will use the proceeds of the sale of the Rights Offering Securities to fund payments under the Plan. Among other things, these proceeds will enable the Debtors to retain the vessels pledged to secure the claims of CEXIM and DSF, which claims will be repaid in full in cash.

On February 28, 2014, the Debtors filed with the Bankruptcy Court a motion to approve the Equity Commitment Agreement, which motion attached a copy of the Equity Commitment Agreement.

The Motion is available electronically, on the internet website of the claims agent Kurtzman Carson Consultants, LLC, at http://www.kccllc.net/osg. Information set forth on the foregoing web site or filed with the Bankruptcy Court shall not be deemed to be part of or incorporated by reference into this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC.
(Registrant)

Date: March 3, 2014	By	/s/ James I. Edelson
Name: James I. Edelson Title: Senior Vice President, General Counsel and Secretary